Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Mercury Casualty Company

Mercury Insurance Company

Mercury Insurance Company of Illinois

Mercury National Insurance Company

Mercury Insurance Company of Georgia

Mercury Indemnity Company of Georgia

Mercury Insurance Company of Florida

Mercury Indemnity Company of America

California Automobile Insurance Company

California General Underwriters Insurance Company, Inc.

Concord Insurance Services, Inc.

Mercury Insurance Services, LLC

Mercury County Mutual Insurance Company*

American Mercury Insurance Company

American Mercury Lloyds Insurance Company*

Mercury Select Management Company, Inc.

American Mercury MGA, Inc.

Mercury Group Inc.

*	Controlled by Mercury General Corporation